LETTERHEAD OF LINDQUIST & VENNUM P.L.L.P.


                                                                     Exhibit 5.1



                                  May 23, 1996



Applied Biometrics, Inc.
501 East Highway 13, Suite 108
Burnsville, MN   55337

          Re: Opinion of Counsel as to Legality of 356,389 Shares of Common Stock to be registered under the Securities Act of 1933

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 356,389 shares of Common Stock, $.01 par value, of Applied Biometrics, Inc. (the "Company") offered to officers, employees, consultants and non-employee directors of the Company pursuant to the Applied Biometrics, Inc. 1996 Stock Plan and 1987 Stock Option Plan (the "Plans").

         As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 356,389 shares of Common Stock to be offered to officers, employees, consultants and non-employee directors by the Company under the Plans, will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and non assessable shares of Common Stock of the Company.

         The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                Very truly yours,

                                LINDQUIST & VENNUM P.L.L.P.